EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266454 on Form S-3 and Registration Statement Nos. 333-135726, 333-142694, 333-158059 and 333-271437 on Forms S-8 of our report dated February 20, 2024, relating to the consolidated financial statements of Portland General Electric Company and subsidiaries, and the effectiveness of Portland General Electric Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 20, 2024